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Exhibit 99.1

OWENS-ILLINOIS REPORTS FIRST QUARTER RESULTS

        Toledo, Ohio, April 22, 2003—Owens-Illinois, Inc., (NYSE: OI) today reported first quarter 2003 net earnings of $34.4 million, or $0.20 per share (diluted) compared with a first quarter 2002 net loss of $705.3 million, or $4.86 per share. Results for the first quarter of 2002 included: 1) a charge of $460.0 million, or $3.14 per share, for the change in method of accounting for goodwill, 2) a charge of $475.0 million ($308.8 million after tax), or $2.11 per share, for future asbestos-related costs, and 3) additional interest expense of $10.9 million ($6.7 million after tax), or $0.05 per share, which had been reported as an extraordinary item in 2002, but was reclassified to interest expense as required by FAS No. 145. Excluding these items, earnings for the first quarter of 2002 were $70.2 million, or $0.44 per share (diluted).

        As discussed in the Company's fourth quarter and full year 2002 earnings release, operating results in the first quarter of 2003 were unfavorably impacted by higher interest expense and an approximate $13 million reduction in pension income. In addition, the continuing effects of the national strike in Venezuela that began in early December 2002, lower North American glass unit shipments, higher energy costs, and competitive pricing pressures in some of the Company's plastics businesses also impacted results for the first quarter of 2003.

        Joseph H. Lemieux, Owens-Illinois Chairman and Chief Executive Officer said, "Despite a challenging worldwide economic environment, both our glass containers and plastics packaging segments reported higher net sales in the first quarter. North American glass unit shipments which were well below forecast in the first quarter are much stronger as we enter the second quarter. Our asbestos-related cash payments were down by 10% over prior year, continuing their downward trend. The outlook for the remainder of 2003 looks more positive at this time as we focus on achieving improved productivity, pricing increases in some product lines and higher unit shipments."

Business Review

Summary

        First quarter 2003 net sales were $1.386 billion compared with $1.311 billion in the first quarter of 2002. EBIT for the first quarter of 2003 was $157.7 million compared with adjusted EBIT of $204.8 million for the first quarter of 2002. Adjusted EBIT for the first quarter of 2002 excluded a charge of $475 million related to an increase to the Company's reserve for estimated future asbestos-related costs. The reconciliation of EBIT and adjusted EBIT to net earnings (loss) is presented in note (a) of the attached table entitled Consolidated Supplemental Financial Data.

Glass Containers Segment

        The Glass Containers segment reported first quarter 2003 net sales of $930.6 million, up 7.0% from $870.1 million in the first quarter of 2002. This segment reported EBIT of $126.6 million for the first quarter of 2003 compared with EBIT of $151.1 million for the first quarter of 2002. EBIT margins in the first quarter 2003 were 13.6% compared with 17.4% in the first quarter of 2002. Pension income was approximately $10 million lower, contributing to the reduction in EBIT and EBIT margins.

        Within the segment, North American glass container operations reported lower sales and EBIT for the first quarter of 2003 compared with the first quarter of 2002. Higher energy costs, lower unit shipments resulting from severe winter weather, and the effect on manufacturing costs of a stronger Canadian dollar were only partially offset by improved pricing and a more favorable product sales mix. Most of the reduction in pension income for the Glass Containers Segment was in North America.

        European glass container operations reported improved sales and EBIT compared with the prior year as a result of a 10% increase in unit shipments, increased selling prices, favorable currency translation rates, and improved manufacturing performance. These favorable effects were partially offset by higher energy costs.

        Asia Pacific glass container operations reported increased sales and EBIT for the first quarter of 2003 compared with the first quarter of 2002. Higher unit sales volumes (up 9%) coupled with favorable currency translation rates were partially offset by higher energy costs.

        In the South American glass container operations, first quarter 2003 sales and EBIT declined from first quarter 2002 by 23% and 43%, respectively. The primary factor in these declines was a national strike in Venezuela that began in early December 2002 and caused energy supply curtailments which forced the Company to idle its two plants in that country. These plants were restarted in the middle of the first quarter of 2003 and manufacturing efficiencies have been restored to normal levels. Also contributing to the EBIT decline were unfavorable currency translation rates and modestly higher energy costs.

Plastics Packaging Segment

        For the first quarter of 2003, the Plastics Packaging segment reported net sales of $455.8 million compared with net sales of $440.8 million for the first quarter of 2002. EBIT for the first quarter of 2003 was $50.9 million compared with EBIT of $74.8 million for the prior year period. The most significant factors contributing to this $23.9 million EBIT decline were: 1) reduced sales and EBIT within the Company's advanced technology systems business, as a major customer discontinued production in the United States and relocated that production to Singapore, 2) increased manufacturing costs in the Closure and Specialty Products business principally from the start-up of new products, 3) lower selling prices for certain of the Company's plastic products, and 4) an approximate $2 million reduction in pension income. EBIT for the first quarter of 2003 was favorably impacted by an approximate 8% increase in unit shipments over the prior year period.

Interest Expense

        Interest expense decreased to $111.0 million in the first quarter of 2003 from $111.8 million in the first quarter of 2002. Interest expense for the first quarter of 2002 included $10.9 million which was reclassified from extraordinary items as required by FAS No. 145. Exclusive of this reclassification, interest expense in the first quarter of 2003 was $10.1 million higher than in the first quarter of 2002. The higher interest in 2003 was mainly due to the issuance during 2002 of $1.625 billion of fixed rate Senior Secured Notes. The proceeds from the Senior Secured Notes were used to repay lower cost, variable rate debt borrowed under the Company's bank credit facility. Lower interest rates on the Company's remaining variable rate debt, partially offset the increase.

Effective Tax Rate

        The Company's effective tax rate in the first quarter of 2003 was 31.6%. Excluding the effects of the first quarter 2002 asbestos-related charge, the Company's effective tax rate was 30.8% in the first quarter of 2002 and 29.8% for the full year 2002.

Asbestos

        Asbestos-related cash payments for the first quarter of 2003 were $55.1 million, a reduction of $6.2 million, or 10.1%, from the first quarter of 2002. At the end of the first quarter of 2003, the number of asbestos-related claims pending against the Company was approximately 24,000, down slightly from the number of pending claims at December 31, 2002. The Company anticipates that cash flows from operations and other sources will be sufficient to meet all asbestos-related obligations on a short-term and long-term basis. Also, the Company collected $4.7 million in asbestos-related insurance proceeds during the first quarter of 2003. The remaining receivable for asbestos-related insurance is approximately $7.5 million, which the Company expects to collect over the next two years.

Forward Looking Statements

        This news release contains "forward looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company's current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) consolidation among competitors and customers, (10) the ability of the Company to integrate operations of acquired businesses, (11) unanticipated expenditures with respect to environmental, safety and health laws, (12) the performance by customers of their obligations under purchase agreements, and (13) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company's results of operations and financial condition, the Company does not intend to update any particular forward looking statements contained in this news release.

Company Profile

        Owens-Illinois is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. O-I also is a worldwide manufacturer of plastics packaging with operations in North America, South America, Europe, Australia and New Zealand. Plastics packaging products manufactured by O-I include consumer products (blow molded containers, injection molded closures and dispensing systems) and prescription containers.

Conference Call

        As announced previously, a conference call to discuss the Company's latest results will be held Wednesday, April 23, at 8:30 a.m., Eastern Time. A live webcast and a replay of the conference call will be available on the Internet at the Owens-Illinois web site (www.o-i.com). The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (International) by 8:20 a.m. (Eastern Time) on April 23. Ask for the Owens-Illinois conference call. A replay of the call will be available from approximately 11:00 a.m. (Eastern Time) on April 23 through May 2. In addition to the Owens-Illinois web site, the replay also may be accessed by dialing 800-642-1687 (U.S. and Canada) or 706-645-9291 (International). The conference ID number to access the replay is 9410700.

        CONTACT: OWENS-ILLINOIS, Sara Theis, 419-247-1297

        Copies of Owens-Illinois news releases are available at the Owens-Illinois web site at www.o-i.com; or at www.prnewswire.com.

OWENS-ILLINOIS, INC.
Condensed Consolidated Results of Operations
(Millions of dollars, except per share amounts)

	Three months ended March 31,
	2003	2002
Revenues:
Net sales	$1,386.4	$1,310.9
Royalties and net technical assistance	6.7	6.8
Equity earnings	5.8	6.0
Interest	7.8	5.3
Other	5.2	9.3

	1,411.9	1,338.3
Costs and expenses:
Manufacturing, shipping, and delivery	1,140.1	1,019.8
Research and development	9.9	10.8
Engineering	10.2	7.8
Selling and administrative	83.6	80.8
Interest (a)	111.0	111.8
Other (b)	2.6	484.0

	1,357.4	1,715.0

Earnings (loss) before items below	54.5	(376.7)
Provision (credit) for income taxes (a)	17.2	(135.9)
Minority share owners' interests in earnings of subsidiaries	2.9	4.5

Earnings (loss) before cumulative effect of accounting change (c)	34.4	(245.3)
Cumulative effect of accounting change (c)		(460.0)

Net earnings (loss)	$34.4	$(705.3)

Earnings (loss) before cumulative effect of accounting change	$34.4	$(245.3)
Less convertible preferred stock dividends	(5.4)	(5.4)

Available to common share owners	$29.0	$(250.7)

Basic earnings (loss) per share of common stock:
Earnings (loss) before cumulative effect of accounting change	$0.20	$(1.72)
Cumulative effect of accounting change		(3.14)

Net earnings (loss)	$0.20	$(4.86)

Weighted average shares outstanding (000s)	146,853	146,267

Diluted earnings (loss) per share of common stock:
Earnings (loss) before cumulative effect of accounting change	$0.20	$(1.72)
Cumulative effect of accounting change		(3.14)

Net earnings (loss)	$0.20	$(4.86)

Diluted average shares (000s) (d)	147,518	146,267

(a)
In accordance with FAS No. 145, the 2002 extraordinary write-off of unamortized deferred finance fees related to indebtedness repaid prior to its scheduled maturity of $6.7 million was reclassified into income from continuing operations. Interest expense increased by $10.9 million and the credit for income taxes increased by $4.2 million.

(b)
Includes a charge of $475.0 million ($308.8 million after tax) to increase the reserve for estimated future asbestos-related costs. The net aftertax effect of this charge is a reduction in earnings per share of $2.11.

(c)
On January 1, 2002, the Company adopted FAS No. 142. As required by FAS No. 142, the transitional goodwill impairment loss of $460.0 million is recognized as the cumulative effect of a change in method of accounting.

(d)
Diluted earnings per share of common stock are equal to basic earnings per share of common stock for 2002 due to the net loss.

OWENS-ILLINOIS, INC.
Consolidated Supplemental Financial Data
With EBIT excluding unusual items
(Millions of dollars)

	Three Months Ended March 31,
	2003	2002
Net sales:
Glass Containers	$930.6	$870.1
Plastics Packaging	455.8	440.8

Segment and consolidated net sales	$1,386.4	$1,310.9

EBIT excluding unusual items (a):
Glass Containers	$126.6	$151.1
Plastics Packaging	50.9	74.8

Segment EBIT	177.5	225.9
Eliminations and other retained items (b)	(19.8)	(21.1)

Adjusted EBIT	$157.7	$204.8

Adjusted EBITDA	$280.5	$318.7

Selected Cash Flow Information
Amortization of intangibles and other deferred items	$8.6	$6.5
Amortization of deferred finance fees	5.6	5.7

Total amortization	$14.2	$12.2

Depreciation	$114.2	$107.4

Additions to property, plant, and equipment	$119.4	$112.3

Asbestos-related payments	$55.1	$61.3

Asbestos-related insurance proceeds	$4.7	$—

	March 31, 2003	March 31, 2002
Total debt	$5,564.2	$5,431.1

Share owners' equity	$1,744.7	$1,415.7

Cash	$128.5	$115.2

Short term investments	$20.2	$17.3

(a)
EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and cumulative effect of accounting change. Adjusted EBIT consist of EBIT adjusted to exclude the asbestos-related charge. Adjusted EBITDA consist of Adjusted EBIT plus depreciation and amortization.

  The Company presents EBIT because its management believes that it provides investors with a measure of operating performance without regard to level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to EBIT is net earnings. The Company presents Adjusted EBIT because its management uses the measure, in large part, to evaluate the Company's performance and to allocate resources. The Company presents Adjusted EBITDA because it more closely resembles compliance measures contained in the bank credit agreement. However, other companies in the Company's industry may present Adjusted EBITDA differently than the Company. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measures of performance derived in accordance with GAAP.

  A reconciliation of net earnings (loss) to EBIT, Adjusted EBIT, and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2003	2002
Net earnings (loss)	$34.4	$(705.3)
Cumulative effect of accounting change		460.0

Earnings (loss) before cumulative effect of accounting change	$34.4	$(245.3)
Minority share owner's interests in earnings of subsidiaries	2.9	4.5
Provision (credit) for income taxes	17.2	(135.9)
Interest expense	111.0	111.8
Interest income	(7.8)	(5.3)

EBIT	$157.7	$(270.2)
Charge for asbestos-related costs		475.0

Adjusted EBIT	$157.7	$204.8
Amortization of intangibles and other deferred items	8.6	6.5
Depreciation	114.2	107.4

Adjusted EBITDA	$280.5	$318.7

(b)
Amount for 2002 excludes a charge of $475.0 million to increase the reserve for estimated future asbestos-related costs.

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  Exhibit 99.1
OWENS-ILLINOIS, INC. Condensed Consolidated Results of Operations (Millions of dollars, except per share amounts)
OWENS-ILLINOIS, INC. Consolidated Supplemental Financial Data With EBIT excluding unusual items (Millions of dollars)